Exhibit 10.10

ANNEX “H”

AIRCRAFT DRY LEASE

This lease (the “Lease”) of aircraft is made and entered into as of September 14, 2001, by and between Jstar Corporation, a Utah corporation, with principal offices at 500 Huntsman Way, Salt Lake City, Utah, 84108 (hereinafter referred to as “Lessor”), and Airstar Corporation, a Utah Corporation, with an address at 500 Huntsman Way, Salt Lake City, Utah, 84108 (hereinafter referred to as “Lessee”).

RECITALS

The parties recite that:

A.            WHEREAS, Lessor has leased the herein described aircraft from the registered owner of the aircraft, together with the engines and all appliances, parts, instruments, avionics and appurtenances thereto, including any replacement part(s) or engine(s) which may be installed on the aircraft from time to time, and all logs, manuals and other records relating to such aircraft (hereinafter collectively referred to as the “Aircraft”):

FAA Registration Number:	N620Jh
Aircraft Serial Number:	1272
Aircraft Manufacturer	Gulfstream
Aircraft Model:	G-IVSP
Aircraft Year:	1995
Engine Serial Numbers:	(R) 16658; (L) 16657
Engine Manufacturer:	Rolls Royce
Engine Model:	Tay 611-8

B.            Lessee desires to lease the Aircraft under such terms and conditions as are mutually satisfactory to the parties.

The parties agree as follows:

SECTION ONE

LEASE OF AIRCRAFT

For ONE HUNDRED NINETY THREE THOUSAND, TWO HUNDRED EIGHTY SIX UNITED STATES DOLLARS AND TWENTY-NINE UNITED STATES CENTS (US$193,286.29) per month, Lessor agrees to lease the Aircraft to Lessee.  It shall be conclusively presumed between the parties that Lessee has fully inspected the Aircraft having knowledge that it is in good condition and repair and that Lessee is satisfied with and has accepted the Aircraft in such condition and repair.

SECTION TWO

TERM

This Lease shall commence on the date first noted above and, unless sooner terminated as hereinafter provided, shall continue for one hundred twenty (120) months after said date.  Thereafter, this Lease shall be automatically renewed on a month-to-month basis, unless sooner terminated as hereinafter provided.  Either Lessor or Lessee may at any time, with or without cause, terminate this Lease by giving at least thirty (30) days prior written notice of such termination to the other party.  In addition, the parties to this Lease may at any time terminate this Lease upon mutual consent.

SECTION THREE

COMMERCIAL OPERATION RESTRICTION

Neither Lessee nor Lessor will make the Aircraft available for hire within the meaning of the Federal Aviation Regulations.  The Aircraft is to be operated strictly in accordance with 14 C.F.R.  Part 91.  Lessee hereby agrees that it will have operational control of the Aircraft at all times while the Aircraft is operated under this Lease.

SECTION FOUR

INSURANCE

Lessor shall secure and maintain in effect throughout the Term of the Lease (i) liability insurance covering public liability and property, cargo and environmental damage, in amounts not less than FIFTY MILLION UNITED STATES DOLLARS (US$50,000,000.00) for any single occurrence, (ii) all-risk aircraft hull and engine insurance (including, without limitation, foreign object damage insurance) in an amount which is not less than the higher of the Stipulated Loss Value, as defined in the Aircraft Lease Agreement by and between Zions Credit Corporation and Lessor, signed on even dated herewith or the MI replacement cost of the Aircraft and (iii) confiscation, expropriation and war risk insurance.  Lessee shall reimburse Lessor for any and all such costs, including, but not limited to premiums for all of such insurance policies, payable at 500 Huntsman Way, Salt Lake City, Utah, 84108, no later than ten (10) business days following notice that such insurance payment is due or has been paid by Lessor.

Lessee hereby appoints Lessor as Lessee’s attorney-in-fact to make proof of loss and claim for and to receive payment of and to execute or endorse all documents, checks or drafts in connection with all policies of insurance in respect of the Aircraft.  Lessor shall not act as Lessee’s attorney-in-fact unless Lessee is in default.  Lessee shall pay any reasonable expenses of Lessor in adjusting or collecting insurance proceeds.  Lessor may, at its option, apply proceeds of insurance, in whole or in part, to (A) repair the Aircraft, or repair or replace any part thereof, or (B) satisfy any obligation of Lessee to Lessor then due under this Lease.  In the event of a claim or loss, Lessee shall bear the cost of paying any deductible amount on any policy of insurance.

Any policies of insurance carried in accordance with this Lease shall name Lessee as an additional insured.  Each liability policy shall be primary without right of contribution from any other insurance that is carried by Lessee or Lessor and shall expressly provide that all of the provisions thereof; except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.  Each liability policy shall waive any right of set-off against Lessor or Lessee, and any rights of subrogation against Lessor.

Lessor shall arrange for a Certificate of Insurance evidencing appropriate coverage as to the Aircraft and the satisfaction of the requirements set forth above to be given by its insurance carriers to Lessee.

SECTION FIVE

RESTRICTIONS ON USE

Lessee may operate the Aircraft only for the purposes and within the geographical limits set forth in the insurance policy or policies obtained in compliance with Section Four of this Lease.  The Aircraft shall be operated at all times in accordance with the flight manual and all manufacturer’s suggested operating procedures.  Furthermore, Lessee shall not use the Aircraft in violation of any foreign, federal, state, territorial, or municipal law or regulation and shall be solely responsible for any fines, penalties, or forfeitures occasioned by any violation by Lessee.  If such fines or penalties are imposed on Lessor and paid by Lessor, Lessee shall reimburse Lessor for the amount thereof within thirty (30) days of receipt by Lessee of written demand from Lessor.  Lessee will not base the Aircraft, or permit it to be based, outside the limits of the United States of America, without the written consent of Lessor.

The Aircraft shall be flown only by certificated and qualified pilots and shall be maintained only by certificated and qualified mechanics.  In the event the insurance on the Aircraft would be invalidated because Lessee is unable to obtain certificated and qualified pilots and mechanics, Lessee shall not operate the Aircraft until such time as certificated and qualified pilots and mechanics are obtained and insurance on the Aircraft is made valid.

Lessee will not directly or indirectly create, incur, assume or suffer to exist any lien on or with respect to the Aircraft.  Lessee will promptly, at its own expense, take such action as may be necessary to discharge any lien not excepted above if the same shall arise at any time.

SECTION SIX

INSPECTION BY LESSOR

Lessee agrees to permit Lessor or any authorized agent to inspect the Aircraft at any reasonable time and to furnish any information in respect to the Aircraft and its use that Lessor may reasonably request.

SECTION SEVEN

ALTERATIONS

Except in accordance with other written agreements entered into subsequent to the date of this Lease between Lessee and Lessor regarding maintenance of the Aircraft, Lessee shall not have the right to alter, modify, or make additions or improvements to the Aircraft without the written permission of Lessor.  All such alterations, modification; additions, and improvements as are so made shall become the property of Lessor and shall be subject to all of the terms of this Lease.

SECTION EIGHT

MAINTENANCE AND REPAIR

Lessor shall repair and maintain the Aircraft during the term of this Lease so as to keep it in as good and safe operating condition as when delivered by Lessor to Lessee, ordinary wear, tear, and deterioration excepted.  Lessee shall reimburse Lessor for all of such maintenance and repair expenses.  Lessee shall pay all costs and expenses of replacement parts and accessories, including transportation charges thereon.  Lessor shall be entitled to any and all salvage from broken or worn out parts.  The workmen who inspect, maintain, and repair the Aircraft on Lessor’s behalf shall not be employees of Lessor, but shall at all times be employees of Lessee or independent contractors, and Lessor shall have no control or authority to direct, employ, discharge or pay compensation to such employees.

All inspections, repairs, modifications, maintenance, and overhaul work to be accomplished by Lessor shall be performed by personnel certificated to perform such work and shall be performed in accordance with the standards set by the Federal Aviation Regulations.  Lessor shall maintain all logbooks and records pertaining to the Aircraft during the term of this Lease in accordance with the Federal Aviation Regulations.

SECTION NINE

TITLE

The registration of and title to the Aircraft shall be in the name of the registered owner, and the Aircraft, at all times during the term of this Lease or any extension, shall bear United States registration markings.  All responsibility and obligations in regard to the operation of the Aircraft as above owned, registered, and marked shall be borne by Lessee during the term of this Lease.

SECTION TEN

PAYMENT OF TAXES

Lessor shall be responsible for the collection of any applicable sales taxes or other taxes and shall pay such taxes to the proper entity.  Lessor shall also be responsible for filing or causing to be filed all applicable sales and other tax forms and reports to the proper entity and shall be responsible for any and all applicable taxes owed to the State of Utah, the United States Government, or for any

applicable taxes to any other taxing authority.  Notwithstanding the foregoing, Lessee shall reimburse Lessor for any and all taxes owing, due, or paid to the registered owner of the Aircraft or to the appropriate taxing authority resulting from the ownership and usage of the Aircraft.

SECTION ELEVEN

ASSIGNMENT

Lessee shall not assign this Lease or any interest in the Aircraft, or sublet the Aircraft, without prior written consent of Lessor.  Subject to the foregoing, this Lease inures to the benefit of; and is binding on, the heirs, legal representatives, successors, and assigns of the parties.

SECTION TWELVE

ACCIDENT AND CLAIM

Lessee shall immediately notify Lessor of each accident involving the Aircraft, which notification shall specify the time, place, and nature of the accident or damage, the names and addresses of parties involved, persons injured, witnesses, and owners of properties damaged, and such other information as may be known.  Lessee shall advise Lessor of all correspondence, papers, notices, and documents whatsoever received by Lessee in connection with any claim or demand involving or relating to the Aircraft or its operation, and shall aid in any investigation instituted by Lessor and in the recovery of damages from third persons liable therefor.

SECTION THIRTEEN

RETURN OF AIRCRAFT TO LESSOR

On the termination of this Lease by expiration or otherwise, Lessee shall return the Aircraft to Lessor at Globe Ground at Salt Lake City International Airport, 470 North, 2400 West, Salt Lake City, Utah, 84116, in as good operating condition and appearance as when received, ordinary wear, tear and deterioration excepted, and shall indemnify Lessor against any claim for loss or damage occurring prior to the actual physical delivery of the Aircraft to Lessor.

SECTION FOURTEEN

MODIFICATION OF AGREEMENT

This Lease constitutes the entire understanding between the parties, and any change or modification must be in writing and signed by both parties.

SECTION FIFTEEN

GOVERNING LAW

This Lease is entered into under, and is to be construed in accordance with, the laws of the State of Utah, without regard to the choice of law rules of such state.

SECTION SIXTEEN

TRUTH IN LEASING STATEMENT

(a)           LESSEE HAS REVIEWED THE AIRCRAFT’S MAINTENANCE AND OPERATING LOGS SINCE ITS DATE OF MANUFACTURE AND HAS FOUND THAT THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER PART 91 OF THE FEDERAL AVIATION REGULATIONS.  LESSEE CERTIFIES THAT THE AIRCRAFT PRESENTLY COMPLIES WITH THE APPLICABLE MAINTENANCE AND INSPECTION REQUIREMENTS OF PART 91 OF THE FEDERAL AVIATION REGULATIONS.

(b)           LESSEE CERTIFIES THAT LESSEE, AND NOT LESSOR, IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS LEASE DURING THE TERM HEREOF.  LESSEE FURTHER CERTIFIES THAT LESSEE UNDERSTANDS ITS RESPONSIBILITY FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

(c)           LESSEE CERTIFIES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER PART 91 OF THE FEDERAL AVIATION REGULATIONS OF OPERATIONS TO BE CONDUCTED UNDER THIS LEASE.  LESSEE UNDERSTANDS THAT AN EXPLANATION OF FACTORS BEARING IN OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE, OR AIR CARRIER DISTRICT OFFICE.

IN WITNESS WHEREOF, the parties have executed this Lease.

JSTAR CORPORATION, as LESSOR

	By	Sean Douglas
Dated this 14th day of Sep., 2001	Its:	Vice President

	By	Samuel D. Scruggs
Dated this 14th day of Sep., 2001	AIRSTAR CORPORATION, as LESSEE

INSTRUCTIONS FOR COMPLIANCE WITH “TRUTH IN LEASING”
REQUIREMENTS

1.                                       Mail a copy of the lease agreement to the following address via certified mail, return receipt requested, immediately upon execution of the agreement (14 C.F.R. 91.23 requires that the copy be sent within twenty-four hours after it is signed):

Federal Aviation Administration

Aircraft Registration Branch

ATTN:  Technical Section

P.O. Box 25724

Oklahoma City, Oklahoma  73125

2.                                       Telephone the nearest Flight Standards District Office at least forty-eight hours prior to the first flight under this lease agreement.

3.                                       Carry a copy of the lease agreement in the Aircraft at all times.